Exhibit 99.1

FOR IMMEDIATE RELEASE	New York, NY (February 29, 2008)

INTERPUBLIC ANNOUNCES FOURTH QUARTER

AND FULL-YEAR 2007 RESULTS

•	Significant improvement in profitability driven by organic revenue growth and cost control
•	Net income applicable to common stockholders swings to $131.3 million for full-year 2007 from loss of ($79.3) million in 2006
•	Company achieves compliance with Sarbanes-Oxley standards
•	Turnaround remains on track

Summary

•	Revenue
°	Fourth quarter 2007 revenue of $1.98 billion, compared to $1.88 billion the same period a year ago. Full-year 2007 revenue of $6.55 billion, compared to $6.19 billion in 2006.
°	Organic revenue increase of 1.7% compared to the fourth quarter of 2006. For the full-year 2007, organic revenue increase was 3.8% relative to 2006.

•	Operating Results
°	Operating income in the fourth quarter of 2007 was $271.8 million, compared to $167.8 million in 2006. For the full-year 2007, operating income was $344.3 million, compared to $106.0 million in 2006.
°	Operating margin was 13.7% and 5.3% for the three and twelve months ended December 31, 2007 compared to 8.9% and 1.7%, respectively, for the three and twelve months ended December 31, 2006.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel212-704-1201 fax

•	Net Results
°

Fourth quarter 2007 net income was $178.4 million and net income applicable to common stockholders was $162.7 million, or $0.35 per basic and $0.31 per diluted share, respectively. This compares favorably to net income of $69.1 million and net income applicable to common stockholders of $49.1 million, or $0.11 per basic and diluted share a year ago.

°

For 2007, net income was $167.6 million and net income applicable to common stockholders was $131.3 million, or $0.29 per basic and $0.26 per diluted share, respectively. Again, this compares favorably to net loss of ($31.7) million and net loss applicable to common stockholders of ($79.3) million, or ($0.19) per basic and diluted share in 2006.

•	Remediation of Weaknesses in Financial Controls Complete
°

The company has successfully remediated all material weaknesses in its internal controls, achieving compliance with the standards established under the Sarbanes-Oxley Act. The company therefore reported that internal control over financial reporting was effective as of December 31, 2007.

“Our results for 2007 demonstrate continued progress in the competitiveness of our offerings and our ability to drive profitability. Organic revenue growth was the strongest since 2000 and we’ve already seen a number of major wins thus far in the first quarter. Operating margin improved significantly compared to 2006. We were also successful in achieving Sarbanes-Oxley compliance. These are all important accomplishments,” said Chairman and CEO Michael I. Roth. “While organic revenue performance in the fourth quarter moderated relative to very strong results in Q2 and Q3, we see no evidence of a pullback in 2008. Overall, it’s gratifying to see dramatic improvement in so many aspects of our business. When you factor in our success in developing and attracting talent, the strategic actions we have been taking, and the strong 2007 financial performance, it’s clear that we are well-positioned to achieve competitive organic growth and 8.5-9% operating margin in 2008.”

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel212-704-1201 fax

Operating Results

Revenue

Reported revenue of $1.98 billion in the fourth quarter of 2007 was up 5.6% compared with the year-ago period. During the quarter, the effect of foreign currency translation was positive 4.4%, the impact of net divestitures was negative 0.4% and the resulting organic increase in revenue was 1.7%. For the full-year 2007, reported revenue was $6.55 billion, up 5.9% compared to 2006. The effect of foreign currency translation was positive 3.2%, the impact of net divestitures was negative 1.1% and the resulting organic increase in revenue was 3.8%.

For the fourth quarter and full-year 2007, strong organic revenue growth in the United States was driven by expanding business with existing clients, winning new clients in advertising and public relations and completing several projects within the events marketing business.

Compared to the first nine months of the year, organic revenue growth moderated in the fourth quarter, due to the timing of certain domestic account activity, the impact of previously disclosed account losses and a change in revenue accounting for a client in Canada.

Operating Expenses

During the fourth quarter, reported salaries and related expenses were $1.11 billion, up 1.7% compared to the same period in 2006. Adjusted for currency effects and the effect of net divestitures, salary and related expenses decreased organically 2.4%. For the full-year 2007, reported salaries and related expenses increased 4.9% to $4.14 billion. Adjusted for currency effects and the effect of net divestitures, salary and related expenses increased organically 2.7%. This increase primarily reflects higher salaries to support business growth in areas such as digital and marketing services and public relations businesses.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel212-704-1201 fax

During the fourth quarter, reported office and general expenses were $578.2 million, up slightly compared to the same period in 2006. After adjusting for currency and the effect of net divestitures, office and general expenses decreased 2.2%. For the full-year 2007, office and general expenses decreased 1.6% to $2.04 billion. Adjusted for currency and the effect of net divestitures, office and general expenses decreased organically 2.7%. This was primarily due to lower professional fees.

The company incurred $26.5 million and $25.9 million of restructuring and other reorganization-related charges in the three and twelve months ended December 31, 2007, respectively. These charges primarily reflect severance and real estate costs associated with a restructuring program initiated during the third quarter to realign resources with our strategic business objectives within Lowe and the continued strategic realignment of the company’s media operations.

Non-Operating and Tax

Net interest expense in the fourth quarter of 2007 decreased by $4.2 million compared to the same period in 2006. For the full-year 2007, net interest expense decreased $11.7 million compared to the same period in 2006.

Other income in the quarter was $6.8 million, compared to a loss of $53.1 million in 2006. The fourth quarter of 2006 includes a non-cash charge of $80.8 in connection with the exchange of $400 million of our 4.50% Convertible Senior Notes due 2023 for the same amount of new 4.25% Convertible Senior Notes due 2023. For the full-year 2007, other income was $8.5 million, compared to a loss of $5.6 million in 2006.

The tax provision in the fourth quarter of 2007 was $60.2 million, compared to a provision of $12.0 million in the same period of 2006. For the full-year 2007 the tax provision was $58.9 million, compared to a provision of $18.7 million in 2006. The full year 2007 tax provision reflects increased full-year profitability in jurisdictions in which we pay tax, losses in jurisdictions in which we do not record a tax benefit, and the reversal of reserves for unrecognized tax benefits.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel212-704-1201 fax

Balance Sheet

At December 31, 2007, cash, cash equivalents and marketable securities totaled $2.04 billion, compared to $1.96 billion at the end of 2006 and $1.53 billion at the end of the third quarter of this year. Cash flow from operations was $298.1 million in 2007 compared to $9.0 million in the prior year. Total debt of $2.34 billion as of December 31, 2007 is essentially flat compared to the end of 2006 and the end of the third quarter of this year.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA. For more information, please visit www.interpublic.com.

# # #

Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in economic growth rates, interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2007 Annual Report on Form 10-K under Item 1A, Risk Factors.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

FOURTH QUARTER REPORT 2007 AND 2006 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Three Months Ended December 31,
	2007	2006	Fav. (Unfav.) % Variance
Revenue:
United States	$1,000.8	$966.2	3.6
International	981.7	910.9	7.8
Total Revenue	1,982.5	1,877.1	5.6

Operating Expenses:
Salaries and Related Expenses	1,106.0	1,087.6	(1.7)
Office and General Expenses	578.2	572.9	(0.9)
Restructuring and Other Reorganization-Related Charges	26.5	21.6	(22.7)
Long-lived Asset Impairment and Other Charges	-	27.2	N/A
Total Operating Expenses	1,710.7	1,709.3	(0.1)

Operating Income	271.8	167.8	62.0
Operating Income %	13.7%	8.9%

Expenses and Other Income:
Interest Expense	(64.7)	(63.6)
Interest Income	32.8	35.9
Other Income (Expense)	6.8	(53.1)
Total (Expenses) and Other Income	(25.1)	(80.8)

Income before Income Taxes	246.7	87.0
Provision for Income Taxes	60.2	12.0
Income of Consolidated Companies	186.5	75.0
Income Applicable to Minority Interests, net of tax	(11.0)	(10.2)
Equity in Net Income of Unconsolidated Affiliates, net of tax	2.9	4.3
Net Income	178.4	69.1
Dividends on Preferred Stock	6.9	11.9
Allocation to Participating Securities	8.8	8.1
Net Income Applicable to Common Stockholders	$162.7	$49.1

Earnings Per Share of Common Stock
Basic	$0.35	$0.11
Diluted	0.31	0.11

Weighted Average Number of Common Shares Outstanding:
Basic	458.9	432.7
Diluted	545.3	459.7

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

ANNUAL REPORT 2007 AND 2006 (UNAUDITED)

(Amounts in Millions except Per Share Data)

	Twelve Months Ended December 31,
	2007	2006	Fav. (Unfav.) % Variance
Revenue:
United States	$3,650.0	$3,441.2	6.1
International	2,904.2	2,749.6	5.6
Total Revenue	6,554.2	6,190.8	5.9

Operating Expenses:
Salaries and Related Expenses	4,139.2	3,944.1	(4.9)
Office and General Expenses	2,044.8	2,079.0	1.6
Restructuring and Other Reorganization-Related Charges	25.9	34.5	24.9
Long-lived Asset Impairment and Other Charges	-	27.2	N/A
Total Operating Expenses	6,209.9	6,084.8	(2.1)

Operating Income	344.3	106.0	224.8
Operating Income %	5.3%	1.7%

Expenses and Other Income:
Interest Expense	(236.7)	(218.7)
Interest Income	119.6	113.3
Other Income (Expense)	8.5	(5.6)
Total (Expenses) and Other Income	(108.6)	(111.0)

Income (Loss) from Continuing Operations before Income Taxes	235.7	(5.0)
Provision for Income Taxes	58.9	18.7
Income (Loss) from Continuing Operations of Consolidated Companies	176.8	(23.7)
Income Applicable to Minority Interests, net of tax	(16.7)	(20.0)
Equity in Net Income of Unconsolidated Affiliates, net of tax	7.5	7.0
Income (Loss) from Continuing Operations	167.6	(36.7)
Income from Discontinued Operations, net of tax	-	5.0
Net Income (Loss)	167.6	(31.7)
Dividends on Preferred Stock	27.6	47.6
Allocation to Participating Securities	8.7	-
Net Income (Loss) Applicable to Common Stockholders	$131.3	$(79.3)

Earnings (Loss) Per Share of Common Stock
Basic:
Continuing Operations	$0.29	$(0.20)
Discontinued Operations	-	0.01
Total	$0.29	$(0.19)

Diluted:
Continuing Operations	$0.26	$(0.20)
Discontinued Operations	-	0.01
Total	$0.26	$(0.19)

Weighted Average Number of Common Shares Outstanding:
Basic	457.7	428.1
Diluted	503.1	428.1

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel212-704-1201 fax